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                          CHEVRON PHILLIPS CHEMICAL COMPANY LP
                             SPECIAL SYNERGY INCENTIVE PLAN


         Chevron Phillips Chemical Company LP has adopted a one-time incentive plan that focuses on the ability of the Company and its affiliated companies (collectively the "Company") to achieve in excess of $150 million in annually recurring synergies/cost savings from the Company's start-up through June 30, 2002.

                                 ARTICLE I - PURPOSE

         The Plan is intended to provide a significant incentive and prospective award opportunity for selected senior management and other employees to achieve in excess of $150 million in planned, annually recurring synergies/cost savings on or before June 30, 2002.

                              ARTICLE II - PARTICIPATION

         (a) The President and Chief Executive Officer will nominate personnel to participate in each of two Incentive Pools, Executive Pool and Selected Managers Pool. Each participant must be a full-time employee of the Company at the time of his or her entrance into the Plan.

         (b) The Executive Pool shall consist of such number of executive management members as the Compensation Committee shall designate.

         (c) The Selected Managers Pool shall consist of such additional full-time management members as the Compensation Committee shall designate.

         (d) The nominations made by the President and Chief Executive Officer shall be confirmed by the Compensation Committee of the Board of Directors of Chevron Phillips Chemical Company LLC. A participant must be a full-time employee of the Company at the time of his or her entrance to the Plan.

                              ARTICLE III - ADMINISTRATION

         The Plan shall be administered by the Compensation Committee, unless otherwise determined by the Board. The Committee shall have the full authority to:

         (a) Determine, designate and verify from time to time the amount of recurring synergies achieved, as reported by management;

         (b) Determine and designate from time to time the participants to whom awards are made;

         (c)   Interpret the Plan, in its discretion;


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         (d)   Prescribe, award, and rescind any rules and regulations
               necessary or appropriate for the administration of the Plan; and

         (e) Make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan.

                              ARTICLE IV - INCENTIVE POOLS

         Each of the Executive Pool and the Selected Managers Pool shall be equal to such percentage of all annually recurring synergies achieved above a $150 million threshold as the Compensation Committee may determine. The $150 million in annually recurring synergies/cost savings must be obtained on or before December 31, 2001. The percentage applicable to the Executive Pool and the Selected Managers Pool need not be the same.

         The total value of each Incentive Pool will be determined by June 30, 2002. Any synergies/cost savings achieved after that date will not count towards the Executive Pool.

                       ARTICLE V - ACCELERATED DETERMINATION

         In the event that the Company achieves $200 million in recurring synergies/cost savings before June 30, 2002, the value of the Incentive Pools will be initially determined as of that date and participants shall receive awards within 45 days thereafter, as set forth in Article VI below, on the basis of the initial Incentive Pools. A second measurement will occur on June 30, 2002 and participants will receive a supplement incentive payment within 45 days following June 30, 2002 on the basis of the difference between the initial Incentive Pools (determined prior to June 30, 2002) and the final Incentive Pools (determined as of June 30, 2002).

                ARTICLE VI - ALLOCATION OF THE INCENTIVE POOLS

         The Incentive Pools will be allocated to participants in such manner as the Compensation Committee may direct. Allocations may be in stated dollar amounts or may be based on other criteria, including the relative compensation of participants within a Pool, the extent to which a participant had contributed to the realization of recurring synergies important to the Company's financial success, or other factors. The methods of allocation may vary as between the Executive Pool and the Selected Managers Pool. The Committee may categorize awards as basic awards, discretionary awards or such other type of awards as it may deem appropriate, and may make all such awards subject to such rules, regulations or requirements as to performance as it may elect. The Committee's evaluation as to the amount allocable to any participant shall be final and binding on all participants and the Company.

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                      ARTICLE VII - TERMINATION OF EMPLOYMENT
                      ---------------------------------------

     (a) A participant who, prior to the date on which awards are paid, either (i) voluntarily terminates employment or (ii) is discharged for cause, shall have no right to any awards under the Plan.

     (b) An Executive Pool participant whose employment is terminated due to layoff, retirement, death, disability or transfer to a parent company may be eligible, in the sole discretion of the Committee, for up to two thirds (2/3) of any basic award that may otherwise have been made to him or her and for such portion of any other discretionary award as the Committee may elect to make. The remainder of any basic award shall be reallocated to the remaining participants in the Executive Pool, exclusive of those other participant's whose awards have been reduced for any of the foregoing reasons.

     (c) A Selected Managers Pool participant whose employment is terminated due to layoff, retirement, death, disability or transfer to a parent company shall receive no basic award, but may be eligible, in the sole discretion of the Committee for such portion of any Selected Managers Pool discretionary award as the Committee may elect to make.

                              ARTICLE VIII - NEW ENTRANTS
                              ---------------------------

     The Compensation Committee may, upon the recommendation of the President and Chief Executive Officer, select additional participants for either the Executive Pool or the Selected Managers Pool. The Committee may, but shall not be required to, provide for awards to additional participants on the same basis as the same shall have been made to original participants.

                              ARTICLE IX - PAYOUT OF AWARDS
                              -----------------------------

     Except as provided in Article V, awards will be paid by the Company within 45 days following the determination of the value of the Incentive Pool. Awards will be paid as cash bonuses and will be subject to normal rules regarding withholding and payroll taxes. Participants may elect to defer all or a portion of their awards (in 10 percent increments) into the Chevron Phillips Chemical Company LP Executive Deferred Compensation Plan, and awards shall be deemed to be "Bonuses" as provided in such plan. Any such election must be made on or before December 31, 2001, subject to approval by the Deferred Compensation Plan Committee.

                                  ARTICLE X - EXPIRATION
                                  ----------------------

     The Plan will expire on June 30, 2002, and the Plan will become non-operational from that date forward, subject to final payout of awards.

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                                ARTICLE XI - MISCELLANEOUS
                                --------------------------

     The validity, construction, and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas, (other than choice of law provisions) except to the extent pre-empted by applicable Federal law.

     Nothing in the Plan shall be construed to confer upon any participant any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment, or discipline, such participant at any time without assigning any reason therefor.

     The Plan shall be unfunded until such time as awards are paid.